N E W S     R E L E A S E
Nalco Company
1601 West Diehl Road
Naperville, IL 60563-1198
www.nalco.com

Media Contact: Charlie Pajor
630 305 1556
cpajor@nalco.com

Investor Contact: Mike Bushman
630 305 1025
mbushman@nalco.com

Date: July 28, 2005
Nalco Announces Second Quarter Results In Line with Prior Guidance
(Naperville, Illinois) Nalco Holding Company (NYSE:NLC) today announced second-quarter 2005 results in line with guidance provided in June. For the quarter, Nalco increased sales 13.0 percent to $836.3 million, with organic sales up 8.6 percent, including 4.8 percent pricing, compared to the year-ago period. Business process optimization charges of $17 million, including a previously announced $14 million restructuring charge, drove otherwise positive earnings to a net loss of $5.8 million versus a $2.4 million profit in the second quarter of 2004.

Adjusted EBITDA, a non-GAAP measure used to determine compliance with the Company’s debt covenants, declined by 9.8 percent to $131.2 million from the year-earlier $145.5 million, in line with June guidance.

“Raw and other purchased material cost increases stabilized, but are up about $40 million from the same period last year. Price increases in the quarter contributed $36 million to sales. Our customer-agreed price increases are expected to cover higher costs for the full year. With the usual lag, however, price increases are more concentrated in the second half of the year. While Adjusted EBITDA trails year-ago results, we are confident in our ability to deliver double-digit Adjusted EBITDA growth in 2005,” said Dr. William H. Joyce, Chairman and Chief Executive Officer.

Quarter-end inventory levels totaled $300.9 million, down $51.6 million from the $352.5 million held on March 31. “Inventory reduction progress is ahead of the calendar we set for ourselves,” Dr. Joyce said. Included in the inventory reduction total is $11 million in write-offs taken in the quarter. These write-offs were identified through an active effort to ensure proper valuation of remotely held inventories. Second-quarter earnings were also negatively impacted by reduced production levels, which led to $7 million of higher-than-normal recognition of fixed supply chain costs in the Other segment.

Organic sales growth of 8.6 percent in the quarter included 4.8 percent in price increases. The remainder of the 13.0 percent nominal sales growth came from foreign currency increases of 2.9 percent and a 1.5 percent increase from Katayama Nalco sales - through the one-year anniversary of the joint venture’s June 1, 2004 formation.

All four market segments generated strong nominal sales growth for the quarter. Energy Services grew 11.3 percent, followed by Paper Services, up 9.4 percent, and Industrial and Institutional Services, up 9.0 percent. Other segment sales nearly doubled. On an organic basis, Energy Services grew 9.9 percent for the quarter, followed by Paper Services at 7.1 percent and Industrial and Institutional Services at 6.2 percent. Other segment sales grew 33.5 percent organically. Each group improved organic sales momentum from the first quarter.

During June, Nalco sold its 1,000th 3D TRASAR® cooling water stress management unit to a large microelectronics manufacturer. The sale comes approximately one year after the conclusion of sales training in North America and as initial roll-out activities are being completed in other regions. “The demand for 3D TRASAR has become so substantial that we now need to step up our production levels,” Dr. Joyce said. “We are working diligently to deliver systems as quickly as possible to keep up with market demand for cooling water system performance that is well beyond the capability of any competitive technology.”

Year-to-date results

For the first half of 2005, sales grew 11.0 percent to $1,613.9 million from year-ago revenues of $1,453.7 million. Net income increased to $5.2 million from the 2004 period loss of $124.3 million; the year-earlier loss was driven largely by a one-time, non-cash expense related to purchase accounting of $122.3 million for In-Process Research and Development. Adjusted EBITDA of $275.5 million compares to 2004 period results of $280.8 million.

First-half raw materials and other purchased good costs were up about $80 million versus the same period of 2004 and realized price improvements totaled $54 million. While year-to-date price increases display the typical lag to raw material and other purchased material cost increases, the gap declined in the second quarter and is expected to reverse in the balance of the year.

For the first six months, organic sales improved 6.7 percent across the Company, with price contributing 3.7 percent of that total. Foreign exchange rates added another 2.6 percent to sales, with the remainder of total company 11.0 percent growth coming from the joint venture creation in Japan. For the first six months, Energy Services grew 8.8 percent organically, followed by Paper Services at 4.8 percent and Industrial and Institutional Services at 4.5 percent. Other segment sales increased 28.7 percent. In the first quarter, Industrial and Institutional Services sales were particularly impacted by our previously communicated movement of sales into the fourth quarter of 2004. This movement was in advance of Nalco’s implementation of SAP in Europe.

Full Year Outlook

“As we stated in June, price increases agreed upon with customers will approximate $150 million, or about 5 percent for the year, with $96 million expected to be realized in the second half of the year. Raw materials and other purchased material costs are expected to be up $145 million for the year. In the markets and product lines where pricing to date is not yet sufficient for the value we create, we will press for selective increases through the remainder of the year,” noted Dr. Joyce.

“Together with cost reduction activities and our belief that costs for raw material and other purchased materials will remain near current levels, our pricing achievement should drive markedly better results in the second half,” Dr. Joyce said. Cost reduction activities are expected to generate $83 million in 2005 savings with run-rate benefits of $97 million. These savings actions are targeted to more than offset higher compensation, inflationary and research and sales engineer investment costs.

Dr. Joyce also commented on the Company’s outlook for Free Cash Flow, which is defined as cash from operations less capital expenditures and minority interest charges. “The cash benefits of our inventory reduction efforts start coming in the third quarter, as the initial impacts of reducing inventory were to reduce payables. Hitting our $200 million target requires additional inventory reductions to offset severance payments in the last six months,” said Dr. Joyce. “Gains from working capital reduction and higher second-half profitability will drive Free Cash Flow. We look forward to a strong second half and hold to our outlook of again generating a double-digit increase in Adjusted EBITDA.”

Nalco will discuss second quarter results on a conference call and Webcast to be held Friday, July 29, at 11:00 a.m. ET. Information on the call and Webcast is available on our Web site www.nalco.com.

Adjusted EBITDA is a non-GAAP measure used to determine compliance with the Company’s debt covenants. For more detail, refer to our First Quarter 2005 10-Q, pages 22 and 23, which is available through www.nalco.com. Free Cash Flow is defined as Cash from Operations less Capital Expenditures and Minority Interests. Organic sales growth excludes impacts from currency changes and any acquisition/divestiture activity.

Nalco is the leading provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications. The company currently serves more than 60,000 customer locations representing a broad range of end markets. It has established a global presence with over 10,000 employees operating in 130 countries, supported by a comprehensive network of manufacturing facilities, sales offices and research centers. In 2004, Nalco achieved sales of $3 billion.

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, and adverse changes in economic and political climates around the world, including terrorism and international hostilities, and other risk factors identified by the Company. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

The following statement is required to be included in this press release in accordance with Rule 134(b)(1) of the Securities Act of 1933, as amended:

We have filed a securities registration statement with the SEC at the request of our largest shareholder, Nalco LLC, but this statement has not yet become effective. The securities owned by Nalco LLC may not be sold, nor may offers to buy be accepted prior to the time the registration statement becomes effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Attachments

1.	Condensed Consolidated Balance Sheets (Unaudited)
2.	Condensed Consolidated Statements of Operations (Unaudited)
3.	Condensed Consolidated Statements of Cash Flows (Unaudited)
4.	Segment Information (Unaudited)
5.	EBITDA and Adjusted EBITDA (Unaudited)
6.	Free Cash Flow (Unaudited)
7.	Share Base and Earnings Per Share

Nalco Holding Company and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)

	(Unaudited)
	June 30,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$39.4	$33.3
Accounts receivable, less allowances of $19.7 in 2005 and $21.1 in 2004	604.7	594.2
Inventories:
Finished products	227.6	245.4
Materials and work in process	73.3	68.1
	300.9	313.5
Prepaid expenses, taxes and other current assets	75.1	90.1
Total current assets	1,020.1	1,031.1

Property, plant, and equipment, net	779.4	847.3
Intangible assets:
Goodwill	2,287.2	2,368.3
Other intangibles, net	1,270.4	1,323.6
Other assets	352.4	363.6
Total assets	$5,709.5	$5,933.9

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$231.5	$261.9
Short-term debt	21.2	17.7
Other current liabilities	232.0	311.7
Total current liabilities	484.7	591.3

Other liabilities:
Long-term debt	3,373.5	3,424.8
Deferred income taxes	455.2	484.8
Accrued pension benefits	415.6	411.7
Other liabilities	297.4	296.8

Minority interest	12.6	14.1
Shareholders’ equity	670.5	710.4
Total liabilities and shareholders’ equity	$5,709.5	$5,933.9
ATTACHMENT 1

Nalco Holding Company and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(dollars in millions, except per share data)

	Three Months ended June 30, 2005	Three Months ended June 30, 2004	Six Months ended June 30, 2005	Six Months ended June 30, 2004

Net sales	$836.3	$740.4	$1,613.9	$1,453.7
Operating costs and expenses:
Cost of product sold	479.9	372.2	892.3	746.6
Selling, administrative, and research expenses	263.3	261.6	521.8	514.9
Amortization of intangible assets	20.5	24.9	41.1	49.1
In-process research and development	-	-	-	122.3
Business optimization expenses	17.0	-	17.8	-
Total operating costs and expenses	780.7	658.7	1,473.0	1,432.9

Operating earnings	55.6	81.7	140.9	20.8

Other income (expense), net	(0.1)	(1.8)	(3.5)	(5.3)
Interest income	2.0	2.7	4.1	5.4
Interest expense	(64.8)	(62.7)	(126.9)	(123.7)

Earnings (loss) before income taxes	(7.3)	19.9	14.6	(102.8)

Income tax provision (benefit)	(3.1)	16.6	6.6	19.6

Minority interests	(1.6)	(0.9)	(2.8)	(1.9)

Net earnings (loss)	$(5.8)	$2.4	$5.2	$(124.3)

Net earnings (loss) per share:
Basic	$(0.04)	$0.03	$0.04	$(1.37)
Diluted	$(0.04)	$0.03	$0.04	$(1.37)
Weighted-average shares outstanding (millions):
Basic	141.7	90.6	141.7	90.6
Diluted	141.7	90.6	146.6	90.6

ATTACHMENT 2

Nalco Holding Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(dollars in millions)

	Six Months ended June 30, 2005	Six Months ended June 30, 2004
Operating activities
Net earnings (loss)	$5.2	$(124.3)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation	66.7	56.9
Amortization	41.1	49.1
In-process research and development	-	122.3
Amortization of deferred financing costs and accretion of senior discount notes	19.9	23.3
Other, net	2.7	0.4
Changes in operating assets and liabilities	(105.9)	(2.3)
Net cash provided by operating activities	29.7	125.4

Investing activities
Purchase price adjustment on acquisition of Ondeo Nalco Group	(3.2)	25.6
Additions to property, plant, and equipment, net	(25.0)	(34.9)
Other investing activities	-	(0.4)
Net cash used for investing activities	(28.2)	(9.7)

Financing activities
Changes in short-term debt, net	4.4	(33.5)
Proceeds from long-term debt	24.1	542.9
Repayments of long-term debt	(18.2)	(184.0)
Capital contributions	-	9.8
Capital distributions	-	(446.9)
Other	(4.4)	(2.0)
Net cash provided by (used for) financing activities	5.9	(113.7)
Effect of exchange rate changes on cash and cash equivalents	(1.3)	(3.1)
Increase in cash and cash equivalents	6.1	(1.1)
Cash and cash equivalents at beginning of period	33.3	100.0
Cash and cash equivalents at end of period	$39.4	$98.9

ATTACHMENT 3

Nalco Holding Company and Subsidiaries
Segment Information
(Unaudited)
(dollars in millions)

Net sales by reportable segment were as follows:

	Three Months ended June 30, 2005	Three Months ended June 30, 2004	Six Months ended June 30, 2005	Six Months ended June 30, 2004

Industrial and Institutional Services	$380.5	$349.1	$724.2	$678.4
Energy Services	220.8	198.4	430.7	392.6
Paper Services	176.3	161.2	346.6	325.3
Other	58.7	31.7	112.4	57.4
Net sales	$836.3	$740.4	$1,613.9	$1,453.7

The following table presents direct contribution by reportable segment and reconciles the total segment direct contribution to earnings (loss) before income taxes:

	Three Months ended June 30, 2005	Three Months ended June 30, 2004	Six Months ended June 30, 2005	Six Months ended June 30, 2004
Segment direct contribution:
Industrial and Institutional Services	$93.3	$90.6	$169.2	$170.5
Energy Services	43.9	44.0	91.4	88.3
Paper Services	31.8	36.4	66.5	78.5
Other*	(28.8)	(13.5)	(34.2)	(48.4)
Total segment direct contribution	140.2	157.5	292.9	288.9

Expenses not allocated to segments:
Administrative expenses	47.1	50.9	93.1	96.7
Amortization of intangible assets	20.5	24.9	41.1	49.1
In-process research and development	-	-	-	122.3
Business optimization expenses	17.0	-	17.8	-
Operating earnings (loss)	55.6	81.7	140.9	20.8
Other income (expense), net	(0.1)	(1.8)	(3.5)	(5.3)
Interest income	2.0	2.7	4.1	5.4
Interest expense	(64.8)	(62.7)	(126.9)	(123.7)
Earnings (loss) before income taxes	$(7.3)	$19.9	$14.6	$(102.8)

*Reflects costs not allocated to segments, but deducted in arriving at direct contribution. Year-over-year variations primarily result of:
•
Charges to cost of product sold ($0.4 million and $14.5 million in the three months and six months ended June 30, 2004, respectively) related to step up of inventory values in purchase accounting, not repeated in 2005.

•	$0.2 million and $13.4 million favorable change in value of capitalized variances at foreign locations (FIFO methodology) for three months and six months ended June 30, 2005 vs. 2004, respectively.
•
Unfavorable supply chain variances ($14.3 million and $18.8 million for the three months and six months ended June 30, 2005 vs. 2004, respectively), mostly attributable to purchase price variances and reduction in inventory levels.

ATTACHMENT  4

Nalco Holding Company and Subsidiaries
EBITDA and Adjusted EBITDA (Unaudited)
(dollars in millions)

	Three Months ended June 30, 2005	Three Months ended June 30, 2004	Six Months ended June 30, 2005	Six Months ended June 30, 2004

Net earnings (loss)	$(5.8)	$2.4	$5.2	$(124.3)
Income tax provision (benefit)	(3.1)	16.6	6.6	19.6
Interest expense, net of interest income	62.8	60.0	122.8	118.3
Depreciation	33.5	28.2	66.7	56.9
Amortization	20.5	24.9	41.1	49.1
EBITDA	107.9	132.1	242.4	119.6
In-process research and development	-	-	-	122.3
Write-off of inventory step-up	-	0.4	-	14.5
Business optimization expenses	17.0	-	17.8	-
Asset write-offs	2.5	-	4.9	-
Profit sharing expense funded by Suez	2.4	8.2	5.5	12.3
Sponsor monitoring fees	-	3.1	-	5.6
Franchise taxes	0.6	0.7	1.3	1.5
Non-cash rent expense	(1.8)	(1.8)	0.8	0.8
Non-wholly owned entities	0.8	(0.9)	0.3	(0.6)
Loss (gain) on sale, net of expenses	0.6	0.3	1.1	0.3
Other unusual charges	1.2	3.4	1.4	4.5
Adjusted EBITDA	$131.2	$145.5	$275.5	$280.8

ATTACHMENT 5

Nalco Holding Company and Subsidiaries
Free Cash Flow
(Unaudited)
(dollars in millions)

	Three Months ended June 30, 2005	Three Months ended June 30, 2004	Six Months ended June 30, 2005	Six Months ended June 30, 2004
Net cash provided by operating activities	$14.0	$40.9	$29.7	$125.4
Minority interests	(1.6)	(0.9)	(2.8)	(1.9)
Additions to property, plant, and equipment, net	(12.7)	(18.5)	(25.0)	(34.9)
Free cash flow	$(0.3)	$21.5	$1.9	$88.6

ATTACHMENT 6

Nalco Holding Company and Subsidiaries
Earnings Per Share and Share Base
(Unaudited)
(dollars in millions, except per share data)

		Three Months ended June 30, 2005		Three Months ended June 30, 2004
		Actual	Per Share*	Actual	Per Share*
Net earnings (loss)		$(5.8)	$(0.04)	$2.4	$0.03

Net earnings (loss) was reduced (increased) by the following items (after tax):
In-process research and development	IPR&D	$-	$-	$-	$-
Write-off of inventory step-up	COGS	-	-	0.3	-
Business optimization expenses	Bus Opt Exp	11.4	0.08	-	-
Profit sharing expense funded by Suez	COGS/SGA	1.6	0.01	5.0	0.06
Sponsor monitoring fees	OIOE	-	-	2.0	0.02
Other unusual charges	COGS/SGA/OIOE	0.8	0.01	2.2	0.02
		$13.8		$9.5

Memo Only
Net earnings (loss) was reduced (increased) by the following items (before tax):
In-process research and development	IPR&D	$-	$-	$-	$-
Write-off of inventory step-up	COGS	-	-	0.4	-
Business optimization expenses	Bus Opt Exp	17.0	0.12	-	-
Profit sharing expense funded by Suez	COGS/SGA	2.4	0.02	8.2	0.09
Sponsor monitoring fees	OIOE	-	-	3.1	0.03
Other unusual charges	COGS/SGA/OIOE	1.2	0.01	3.4	0.04
		$20.6		$15.1

Weighted-average of shares outstanding (millions):
Basic			141.7		90.6
Diluted			141.7		90.6

* Diluted

ATTACHMENT 7A

Nalco Holding Company and Subsidiaries
Earnings Per Share and Share Base
(Unaudited)
(dollars in millions, except per share data)

		Six Months ended June 30, 2005		Six Months ended June 30, 2004
		Actual	Per Share*	Actual	Per Share*
Net earnings (loss)		$5.2	$0.04	$(124.3)	$(1.37)

Net earnings (loss) was reduced (increased) by the following items (after tax):
In-process research and development	IPR&D	$-	$-	$122.3	$1.35
Write-off of inventory step-up	COGS	-	-	10.1	0.11
Business optimization expenses	Bus Opt Exp	11.9	0.08	-	-
Profit sharing expense funded by Suez	COGS/SGA	3.6	0.03	7.6	0.08
Sponsor monitoring fees	OIOE	-	-	3.6	0.04
Other unusual charges	COGS/SGA/OIOE	0.9	0.01	2.9	0.03
		$16.4		$146.4

Memo Only
Net earnings (loss) was reduced (increased) by the following items (before tax):
In-process research and development	IPR&D	$-	$-	$122.3	$1.35
Write-off of inventory step-up	COGS	-	-	14.5	0.16
Business optimization expenses	Bus Opt Exp	17.8	0.12	-	-
Profit sharing expense funded by Suez	COGS/SGA	5.5	0.04	12.3	0.14
Sponsor monitoring fees	OIOE	-	-	5.6	0.06
Other unusual charges	COGS/SGA/OIOE	1.4	0.01	4.5	0.05
		$24.7		$159.2

Weighted-average of shares outstanding (millions):
Basic			141.7		90.6
Diluted			146.6		90.6

* Diluted

ATTACHMENT 7B